UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2009

Antares Pharma, Inc.

(Exact Name of Registrant Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	1-32302 (Commission File Number)	41-1350192 (I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 609-359-3020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 2, 2009, Antares Pharma, Inc., a Delaware corporation, received notice from the NYSE Amex LLC indicating that Antares Pharma is not in compliance with certain of the NYSE Amex’s continued listing standards. Specifically, the notice states that Antares Pharma is not in compliance with Section 1003(a)(iii) of the NYSE Amex Company Guide due to Antares Pharma having stockholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years.

In order to maintain its listing with the NYSE Amex, Antares Pharma must submit a plan to the NYSE Amex by July 1, 2009 addressing how Antares Pharma intends to regain compliance with Section 1003(a)(iii) of the NYSE Amex Company Guide. Subject to the plan being accepted by the NYSE Amex, Antares Pharma would have until December 1, 2010 to implement the plan and regain compliance with the NYSE Amex’s listing standards.

Antares Pharma intends to timely submit the plan to the NYSE Amex and has verbally informed the NYSE Amex of its intent. To regain compliance, Antares Pharma must have $6 million of stockholders’ equity or maintain a market capitalization of $50 million for a certain period of time. If the plan is accepted by the NYSE Amex, Antares Pharma may be able to continue its listing on the NYSE Amex during the 18 month plan period, during which time Antares Pharma will be subject to periodic reviews by the NYSE Amex to determine whether it is making progress consistent with the terms of the plan. Antares Pharma’s common stock, $0.01 par value per share, will continue to trade under the symbol “AIS,” but this symbol will become subject to the indicator extension “.BC” to denote Antares Pharma’s noncompliance with the NYSE Amex’s listing standards.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated June 4, 2009, announcing Antares Pharma’s receipt of notice of non-compliance with the NYSE Amex’s continued listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date: June 5, 2009	By: /s/ Paul K. Wotton
Dr. Paul K. Wotton President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated June 4, 2009, announcing Antares Pharma’s receipt of notice of non-compliance with the NYSE Amex’s continued listing standards.